Exhibit 10.48

2017 AMENDMENT TO AMENDED AND RESTATED COLLABORATION AGREEMENT

This 2017 Amendment to the Amended and Restated Collaboration Agreement (the “Amendment”) by and between Alimera Sciences, Inc. (“Alimera”) and pSivida US, Inc. (f/k/a pSivida, Inc., “pSivida,” and with Alimera, the “Parties”) is effective this 3rd day of May 2017 (the “Effective Date”).
RECITALS
WHERAS, as part of a negotiated resolution of an arbitration proceeding and of certain disputes that had arisen between the Parties related to their performances under the Amended and Restated Collaboration Agreement by and between pSivida US, Inc. (f/k/a pSivida, Inc. and f/k/a Control Delivery Systems, Inc.) and Alimera Sciences, Inc., dated as of March 14, 2008 (the “Collaboration Agreement”), the Parties have desire and agree to amend or clarify some of the terms of the Collaboration Agreement, as memorialized herein.
NOW THEREFORE, Alimera and pSivida, in consideration of the above recital, mutual covenants, promises, and compromises contained herein and also in the Parties’ simultaneously-executed Settlement Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, and their successors and assigns, intending to be legally bound, hereby agree as follows:
1.    Recitals. The above recitals are hereby incorporated in full and made a part of this Amendment as if fully set forth herein.
2.    Amendment to Section 1.36. The Parties hereby amend and/or clarify Section 1.36 as follows:
a.    Section 1.36(c) is deleted and replaced with the following language:
(c)    Direct Costs associated with maintaining Approvals for the Product, except that the Parties expressly agree that costs of the IRISS study (five-year post authorization, open label European study) shall not be deemed a cost associated with maintaining Product approval and are therefore excluded from the definition of Direct Commercialization Costs;
b.    Section 1.36(n) is deleted and replaced with the following language:
(n)    Taxes, duties, tariffs, and other governmental charges (excluding taxes on income) associated with the manufacture and distribution of the Product, to the extent not deducted from Net Sales pursuant to Section 1.60(c), except that the Parties expressly agree that any value-added or similar tax assessed in the United Kingdom, Germany or any other country that collects value-added or similar taxes (to the extent such similar taxes are

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recoverable from the relevant government that imposed them), shall be excluded from the definition of Direct Commercialization Costs.

c.	Section 1.36(o) is added with the following language:
Compensation and reimbursed expenses for the Majority Time Individual who has managing responsibility for European Operations;

d.	Section 1.36(p) is added with the following language:
Compensation and reimbursed expenses for the Majority Time Individual responsible for U.S. Sales and Marketing;

e.	Section 1.36(q) is added with the following language:
(i)    Notwithstanding any other provisions of this Section 1.36, including, without limitation, the eligibility and allocation rules in the last paragraph of this Section 1.36, twenty-five percent (25%) of the compensation and reimbursed expenses for Ken Green for each calendar month in which:
(a) ILUVIEN for DME is the sole Product being Commercialized under this Agreement and no other Product or product is in Phase 2 or Phase 3 of clinical development by Alimera; or
(b) Alimera in good faith concludes, based on an assessment of Mr. Green’s activities, that he has spent at least 25% of his time in such calendar month on activities that relate to Commercialization of ILUVIEN for DME within the Commercialization Budget. If Alimera reaches this conclusion, it will promptly notify pSivida.
f.    For purposes of allocating the costs of labor for the following three individuals, during any period in which such individual is a Majority Time Individual, the Parties have agreed that for CY2017 and thereafter:

i.
One hundred percent (100%) of the costs associated with the Majority Time Individual who has managing responsibility for European Operations shall be allocated as Direct Commercialization Costs rather than Direct Development Costs, for so long as no product other than a Product is being Commercialized by Alimera in Europe.

ii.One hundred percent (100%) of the costs associated with the Majority Time Individual responsible for U.S. Sales and Marketing shall be allocated as Direct Commercialization Costs rather than Direct Development Costs, for so long as no other product other than a Product is being Commercialized by Alimera in the United States.

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iii.Andrew Joyson will allocate his time between the IRISS study and clinical trials associated with a Product. The costs from Mr. Joyson’s time spent on the IRISS study shall be excluded as a Direct Commercialization Cost, but the costs related to the time spent on Non-NDA clinical trials for any Product will be included as a Direct Commercialization Cost for that Product.
g.     Notwithstanding any other provision of this Agreement, including, without limitation, subsection (i) of the carve-out to the definition of Direct Costs in Section 1.37, the definition of Majority Time Individuals, as set forth in Section 1.36, can include the individuals described in Sections 1.36(o) and 1.36(p), and any other executive officer or other member of senior or executive management with responsibilities analogous to those described in Sections 1.36(o) and 1.36(p), so long as such individuals are responsible for Product commercialization and all of the other elements of the Majority Time Individual definition, as set forth in Section 1.36, are met; provided that in no event shall the Chief Executive Officer or Chief Financial Officer be eligible to meet such definition. Alimera shall provide pSivida will advance written notice in the event that Alimera desires to treat any such other executive officer or other member of senior or executive management as a Majority Time Individual.
3.    Amendment to Section 1.37. The Parties hereby delete the language of Section 1.37 and replace it with the following:
4.    “Direct Costs” shall mean, on a cash basis, the costs of labor (including only salaries; wages; current period employee benefits; and hiring or recruiting costs for salespeople of a Product (but specifically excluding expenses associated with stock options or other equity based or deferred compensation)), raw materials, supplies, services, fees, and other resources, directly and exclusively consumed or used in the conduct of the applicable activity (e.g. commercialization or development); provided, however, that the following costs are not Direct Costs: (i) corporate overhead expenses, including, but not limited to, general administration , business development, travel, entertainment, executive management, facilities, finance, information system and data management services, investor relations, human resources, payroll expenses, purchasing, and corporate supervisory services; (ii) amortization and depreciation expenses, interest expenses, taxes, extraordinary or nonrecurring losses customarily deducted by a Party in calculating and reporting consolidated net income, capital expenditures (including, but not limited to, purchases of facilities, property, or equipment), and inventory write-offs (to the extent not attributable to a Product); (iii) consulting (including legal) fees unless specifically set forth in a mutually approved budget; and (iv) payments made to any related party or Affiliates in excess of an arm’s length charge for the relevant product or service.
5.    Amendment to Section 1.38(c). The Parties hereby delete the language of Section 1.38(c) and replace it with the following:

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(c)    “Direct Costs for regulatory filings pursuant to the Development Activities, including vendor costs related to regulatory submissions and approvals (but specifically excluding any filing related to Non-NDA Trials) for the Product;
6.    Amendment to Section 1.61. The Parties hereby delete the language of Section 1.61 and replace it with the following:
“Non-NDA Trial” shall mean any clinical trial, or part of a clinical trial, of a Product that is not designed or required to procure data necessary for the acceptance of filing of an NDA. Non-NDA Trials may be conducted before or after the filing of an NDA, before Approval, or at any time after Approval. Non-NDA Trials shall specifically not include any (i) clinical trials designed to obtain favorable labeling at the time of initial Approval; (ii) post-Approval or post-marketing trials required by the FDA or other regulatory authority in granting a conditional Approval; (iii) trials required to obtain Approval for pediatric use of a Product, whether such trials are prior or subsequent to the filing of an NDA or Approval; or (iv) trials or clinical studies for indications other than DME. For sake of clarity, the direct costs associated with the foregoing categories of trials are not Direct Commercialization Costs because they are not included in the definition of Non-NDA Trials, but such costs may be deemed Direct Development Costs under Section 1.38 of the Collaboration Agreement.
7.    Amendment to Section 6.5.1(a). The Parties hereby amend and/or clarify Section 6.5.1(a) as follows:

a.	At the end of Section 6.5.1(a) insert the words “and documents”.

b.	Section 6.5.1(a)(vi) is hereby added as follows:
(vi)    copies of any invoices paid by Alimera in the preceding calendar quarter evidencing any of the Direct Commercialization Costs in Section 6.5.1(a)(i) above which exceed twenty thousand dollars ($20,000) and copies of any reasonable supporting documentation related to such invoices (including vendor proposals/agreements, statement(s) of work, etc.).
8.    Amendment to Section 6.7.1. The Parties hereby delete the language of Section 6.7.1 and replace it with the following:
Each Party shall keep, and shall cause its Affiliates, agents and sublicensees to keep, full and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating Direct Development Costs (including Development Payments), Direct Commercialization Costs, Gross Sales, Net Sales, and Net Profits or Net Losses for Products to be received or borne by the Parties pursuant to this Agreement, including, but not limited to, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial

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statements, and tax returns relating to Products. Such books of account, with all necessary supporting data, shall be kept by each Party at its place of business for the three (3) years next following the end of the calendar year to which each shall pertain. Each Party (the “Audited Party”) shall permit an independent accounting firm selected by the other Party (the “Auditing Party”) and reasonably acceptable to the Audited Party (the “Audit Firm”), which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records as may be reasonably necessary to verify the accuracy of the Audited Party's reports of Direct Development Costs, Direct Commercialization Costs, Gross Sales, Net Sales, and Net Profits or Net Losses as provided herein. All such verifications shall be conducted at the expense of the Auditing Party and not more than once in each calendar year. The Audit Firm shall submit its final written report to both the Audited Party and the Auditing Party. If the Auditing Party agrees with the Audit Firm’s final written report, it shall provide notice of that agreement, pursuant to Section 12.4 of this Agreement, to the Audited Party. Once the notice of agreement has been provided by the Auditing Party, the Audited Party shall have thirty (30) days in which to provide written notice of a good faith dispute to the Auditing Party as to the conclusions set forth in the Audit Firm’s report, setting forth the nature of any disagreement with the written report. If such notice of dispute is provided, the Parties shall thereafter, for a period of sixty (60) days, attempt in good faith to resolve such dispute and if they are unable to do so, the matter will be submitted to dispute resolution in accordance with Section 12.7. If no notice of dispute is provided but an adjustment is deemed due, then the Audited Party shall, within forty-five (45) days of receiving the written report, pay any adjustment due to the Auditing Party plus accrued interest at a rate announced by the Bank of America as its prime rate in effect on the date that such payment was first due, plus three percent (3%) for the period starting from the date the payment was first due and ending on the date the payment was made. The Auditing Party shall be responsible for the fees, and expenses associated with the audit, provided however, that if the audit concludes that an adjustment of five percent (5%) or more of the aggregate amount paid or payable by the Audited Party to the Auditing Party during the relevant period is due in the Auditing Party’s favor, then the Audited Party shall be responsible for the reasonable fees, costs, and expenses charged by the Audit Firm. The Parties agree that all information subject to review under this Section 6.7 is confidential and that the Auditing Party shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article 8.
9.    Continuation of the Agreement. Except as explicitly amended, clarified, and revised herein, the Collaboration Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this Amendment to the Collaboration Agreement to be EXECUTED as of the date first stated above.

“Alimera”		“pSivida”

Alimera Sciences, Inc.		pSivida US, Inc.

By:	/s/ Richard S. Eiswirth, Jr.	By:	/s/ Nancy Lurker

Name:	Richard S. Eiswirth, Jr.	Name:	Nancy Lurker

Title:	President and Chief Financial Officer	Title:	President and CEO

Date:	5/3/2017	Date:	May 3, 2017

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